UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 28, 2007

SENTO CORPORATION
(Exact name of registrant as specified in its charter)

Utah	000-06425	87-0284979
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

600 East Timpanogos Circle, Bldg. H Orem, Utah		84097
(Address of principal executive offices)		(Zip Code)

(801) 431-9200
(Registrant’s telephone number, including area code)

600 East Timpanogos Circle, Building H Orem, Utah 84097
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 28, 2007, Sento Corporation entered into an agreement to sell its two wholly owned subsidiaries that conduct business in Europe to R Systems International Limited, an Indian corporation listed on both the Bombay Stock Exchange and the National Stock Exchange in Mumbai, India. Under the terms of the Asset Purchase Agreement, R Systems International will pay Sento $2.0 million and assume certain liabilities, while Sento is required to ensure that the subsidiaries have a net asset value of $800,000 at closing, which will require Sento to forgive approximately $975,000 in liabilities owed by the subsidiaries to Sento. R Systems International will deposit the purchase price of $2,000,000 and Sento will place the shares of its subsidiaries with an escrow agent upon execution of an Escrow Agreement.

The Agreement provides for the closing of the transaction to occur on or before January 15, 2008, subject to certain conditions. The Agreement may be terminated by either party if the transaction is not closed by that date. Sento has agreed that in the event the transaction is closed, it will not compete with R Systems International in Europe for two years.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following are filed as exhibits to this report:

Exhibit Number	Title of Document	Location

10	Material Contracts
10.01	Asset Purchase Agreement between R Systems International Limited and XtraSource Acquisition, Inc., and Sento Corporation, dated December 28, 2007	To be filed.
99	Miscellaneous
99.01	Press Release dated January 7, 2008	Attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTO CORPORATION
Registrant

Dated: January 7, 2008	By:	/s/ Kim A. Cooper
Kim A. Cooper, President and CEO

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